EXHIBIT 22.1

                          SUBSIDIARIES OF THE REGISTRANT

1. K-Tronik N.A. Inc (wholly owned subsidiary of the Registrant) jurisdiction of incorporation : State of Nevada

    Business Names:  "K-Tronik" and "K-Tronik N.A. Inc."

2. K-Tronik Asia) Corp. (wholly owned subsidiary of K-Tronik N.A. Inc.) jurisdiction of incorporation: South Korea

    Business Names:  "K-Tronik (Asia)" and "K-Tronik (Asia) Corp."